Exhibit 11

October 24, 2003

Dreyfus Premier Manager Funds II
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

We have acted as counsel to Dreyfus Premier Manager Funds II (the "Fund") in connection with the preparation of a Registration Statement on Form N-14, (the "Registration Statement"), covering shares of beneficial interest (the "Shares") of Dreyfus Premier Balanced Opportunity Fund, a series of the Fund (the "Successor Fund").

We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Fund, the Registration Statement, the Agreement and Plan of Reorganization and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Successor Fund is authorized to issue an unlimited number of Shares, and that, when the Shares are issued, they will be validly issued, fully paid and nonassesable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of this opinion as an exhibit to the any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP